UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 28, 1999




                     DIGITAL TECHNOLOGIES MEDIA GROUP, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                         0-9311               87-0269260
(State or other jurisdiction of    (Commission file number)   (I.R.S. Employer
incorporation or organization)                                Identification
                                                                    Number)

       2660 Townsgate Road - Suite 725, Westlake Village CA        91361
        (Address of principal executive offices)                (Zip Code)

                                 (805)496-2186
              (Registrant's telephone number, including area code)

      15840 Ventura Boulevard - Suite 310, Encino, CA              91436
         (Former name, former address and former fiscal year, if changed since last report)


Total sequentially numbered pages in this document: 7

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Item 3. Bankruptcy or Receivership


     On January 27, 1999, Registrant filed a Voluntary Petition for a Chapter 11

Proceeding under the United States Federal Bankruptcy Code in the United States Bankruptcy Court, Central District of California. The Bankruptcy Number assigned to this proceeding is SV 99-10994 -GM. Ely Jay Mandell, Acting President of Registrant, signed the petition and it was pursuant to resolutions adopted by the Board of Directors of Registrant in October 21, 1998.

     Registrant will act as Debtor In Possession for this proceeding and the responsible officers for Registrant are Ely Mandell, President and David Kekich, Secretary.

The following preamble is the Statement of Facts as Submitted to the Bankruptcy Court

Digital Technologies Media Group, Inc., a Delaware Corporation (the Company"), owned, developed, produced and distributed a film library of television shows, made-for-television movies and documentary series currently entitled the "DTG Library. " The plan was to raise between $800,000 and $1,000,000, together with advances from Licensees and loan proceeds, to develop and distribute the DTG Library and to acquire, repurpose, produce, distribute and exploit a film library of feature-length motion pictures, documentaries, educational films, and television series currently entitled the "Barr Media Films Library" (the Barr Library). In addition, the Company claimed to have been offered the opportunity to represent a prestigious library containing over 1,000 hours of family entertainment, including documentaries and nature-oriented series. The company planned to combinine all separate library resources, and any and all-additional acquisitions, for the purposes of exploitation in the television multimedia marketplaces.

     Digital Technologies Group, Inc. (DTG) was founded as a Delaware corpora-tion in April 1995. It was organized to capitalize on the growth in the distribution of multimedia programming. DTG initially authorized 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. Prior to July 30, 1996, DTG had 1,207,500 shares of Common Stock outstanding, as well as 3,000,000 shares of $1.00 par value 6% Convertible Preferred Stock, which were closely held by a few private investors, Company principals and key employees. On July 30, 1996, DTG was acquired through a reverse merger by Miller & Benson International, Ltd., a dormant public holding company, which resulted in 5,401,128 shares outstanding after a 1 for 100 stock split. On July 31, 1996, the Company name was changed to Digital Technologies Media Group, Inc. (DTMG) DTG Entertainment, Inc. DTG Entertainment, Inc., a wholly owned subsidiary of DTMG, was founded in April, 1995, to immediately capitalize on the expanding international television distribution market; and to become part of the rapidly converging film, television, music, media and computer industries into the Internet. The viewing public's shift away from the major four broadcast networks to both cable and Internet programming has resulted in an increasing demand for low cost television series, features and documentaries DTG Entertainment planned to take advantage of this growing trend. This combination multimedia programming sales and Distribution Company utilized the services of a team headed by Arthur Newberger, a 35-year veteran of the entertainment industry. Mr. Newberger served as President of Hemdale International Television, Newberger Entertainment Group and ICM. He has produced live shows for such personalities as Neil Diamond, Stevie Wonder, Linda Ronstadt, KISS, the Ice Capades many others. While presiding over past and present businesses, Newberger claimed to have built and maintained his reputation as a leading independent distribution resource for buyers around the world.

     Under Newberger's direction, DTG Entertainment's emphasis has been the acquisition of predominantly U.S.-produced theatrical and television product highly sought after by both foreign and domestic buyers. Newberger claimed he could secure exclusive distribution rights to quality material and could license

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such material to its business  contacts  worldwide.  Newberger's other key sales and management team members included Blaine Newberger, Vice President of Distribution, Ellen Yee, Director of Sales; and Hope Aguilar, Chief Operating Officer. Blaine Newberger was in charge of operations and distribution for the Company. He had been involved in the industry in this capacity since 1983 and served as Executive Vice President of Newberger Entertainment and Vice President of Hemdale International Television. Ellen Yee supervised the collection of receivables, contract administration, and the company participation at all the major international sales markets, such as MIPCOM, MIP-TV and NATPE. Yee had performed similar duties for other major distributors, including Cannon Films, Inc., and Hem dale International Television. Ms. Yee and Ms. Aguilar worked on the development of the new media and technology products that DTG planned to license to CD-ROM developers and offer to the consuming public via the Internet. DTG Entertainment received fees and expenses for its services as a distributor. The Company also planned to produce its own programming based on non-deficit financing raised through pre-sales and/or through co-production partners. In this manner, DTG Entertainment planned to expand its programming library by acquiring existing film libraries out of bankruptcy estates, or out of competitors' liquidation sales. While the Company's revenues will be markedly increased due to its equity ownership in the product being distributed, Newberger said there would be little or no risk as all productions and repurposings would be financed from pre-sales to major clients. Newberger produced a sampling of DTG Entertainment's Client list of major networks and
cable  television  Clientele  networks  including,   but  not  limited  to,  the
following:   NBC  CBS  ABC  DISCOVERY   CHANNEL  THE  LEARNING  CHANNEL  ARTS  &
ENTERTAINMENT NETWORK THE DISNEY CHANNEL REPUBLIC PICTURES HBO SHOWTIME BBC - U.K. CANAL PLUS - EUROPE NHK - JAPAN JVC - JAPAN GOLDEN COMMUNICATIONS - CHINA WHARF CABLE - HONG KONG TELEVISION CORPORATION OF SINGAPORE In addition to the above, DTG Entertainment claimed to license product to over 50 markets worldwide. DTG Entertainment's library of product included a variety of feature films and television series. However, due to an increasing demand worldwide for documentary programming, the company focused on distributing this low cost/high return type of product during its initial stages of development. As and when new forms and genres of programming became more profitable on the international market, DTG Entertainment planned to remain well placed and well connected in order to create the supply of product for the current demand. In other words, as a distributor first and a producer second, DTG Entertainment did not plan to create product and then seek a buyer. The buyers were to be secured first, and then the company planned to create programming to fulfill the buyers' needs. Newberger said DTG Entertainment had been approached by several Internet based companies, such as America Online, to co-produce programming aimed at the rapidly increasing multimedia audience and said he had a letter of Interest. Through strategic alliances with such corporations, DTG Entertainment would continue to take advantage of the fusion between the entertainment and Internet industries even as it built and expanded upon its own library of programming, clientele and revenues. The company planned to form its own Internet Division to oversee this area of its programming needs, which would be managed and staffed by employees specialized in this field. DTG did, in fact, hire an Internet team. Newberger represented DTG Entertainment possessed a close relationship with many cable, broadcast and independent networks, including The Discovery Channel, a major worldwide cable distributor. He also stated DTG Entertainment was in negotiations with The Discovery Channel regarding a co-production venture for a five day per week series featuring stock investments. The Discovery Channel pays license fees ranging from $25,000 to $45,000 per one-half hour, and usually

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purchases  26 hours for each  series.  With the  addition of over 1,000 hours of documentary and nature oriented series from its representation of a prestigious library, DTG Entertainment would have had a wealth of programming to utilize for repurposing and co-ventures with The Discovery Channel and its other cable and Internet clients. Newberger said The Company was also developing a four-hour mini-series based on the history of the Warner Bros. studio for broadcast on a major U.S. television network such as CBS.

     DTG planned to acquire the entire 3,000-title library of motion pictures and television programming of sixty-year-old film production and distribution company, Barr Media Group (Barr) and planned to employ R. Alexander Bell, its creative head, to further develops the Barr library. Barr's library was supposed to consist of proprietary film specials, documentaries and television properties, as well as a large number of motion pictures (that lost their copyrights) going back to 1917. The library was represented to hold over 3,800 film titles, but DTMG planned to exclude some of the titles from its library because of deficiencies in title documentation. Newberger presented the following as a partial list of television series owned or licensed by the Company for distribution: MIRACLES & OTHER WONDERS U.F.O. DIARIES 100 YEARS OF HORROR GREAT EVENTS GREAT NATIONS GREAT LEADERS 13 one-hour episodes of the prime-time series; produced in 1994 and ran on CBS and Discovery Channel. Available for further syndication and foreign sales.13 one-half hour episodes of the reality-based series on Unidentified Flying Objects. 26 one-half hour episodes of reality based series on the genre of the horror film; including interviews with Charleton Heston, Robert DeNiro, Hugh Hefner, and others. 50 one-half hour episodes of the documentary television series covering important world events that occurred or will occur between 1950 and 1999. (Each episode covers a one-year period.) 13 one-hour television documentary titles, covering the history of several great civilizations. 7 one-hour television documentary titles, covering the stories of several great historical individuals. Description of the Barr Library Newberger provided a list of the film titles currently in the Barr Film Library, which the Company would acquire. This Library became available after Barr Media closed insolvent in the first quarter of 1997. The Barr Film Library consists of films produced as early as 1917. For this reason, the Barr Film Library was unique. He said no other film company, other than the companies referred to as The Majors' (Warner Bros., Universal Pictures, Paramount Pictures, Sony/Columbia/Tri-Star Pictures, etc.) can boast such a large library. The Barr Film Library consisted of proprietary film products; film properties licensed from other film producers and feature length motion pictures in the public domain. Barr Media was a sixty-year-old company that closed insolvent in the first quarter of 1996. DTG planned to add additional original production values to public domain footage for the education, television and CD-ROM markets to find a new audience in a different media market. The Company would have owned all rights to the Barr Film Library, including all film masters. The Company also planned to employ Mr. Bell to develop for production and distribution new "wrap arounds"for existing television and motion picture programming in the Barr Library; thereby creating new rights (including copyright) to exploit worldwide. DTG planned to take advantage of all worldwide rights in the Barr Library, including theatrical and non-theatrical, pay/cable, network and syndicated TV, video cassettes and discs, CD-ROMs, merchandising, music publishing, soundtrack albums, records and audio cassettes, and any underlying rights for remakes, sequels, television shows, etc. The Company planned to finance, repurpose and exploit for profit both its existing film library and the Barr Library throughout the world in all media. Newberger estimated that the value added production costs would not exceed Three Hundred Thousand Dollars ($300,000). The Barr Library also contained titles available for immediate distribution, which would provide an income stream of a

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minimum  of Twenty  Thousand  Dollars  ($20,000)  per month  over the next three years, with minimal labor involved. In connection with the distribution and exploitation of the Barr Library, the C.E.O. anticipated using all net proceeds of the Investment not allocated to distribution expenses and production costs to finance a portion of the expenses of distribution and repackaging of the DTG Film Library in combination with Barr Library and other library products for exploitation. He expected that such repackaging by the Company would have enabled the Company to secure more favorable license terms and also enable the Company to retain more control over the licensing process. The Company intended to negotiate with its buyers to affect recoupment by the Company of such expenditures at early stages of distribution. Primary responsibility for the overall planning and development of the Barr Library and the employment of key people would have rested with the producer, subject to approval of certain budgets and key elements of production by the C.E.O. Also, the Company planned to obtain sales commitments from buyers prior to the outlay of production funding. The Company expected that the producers would employ other personnel who would have been responsible for or involved with many of the creative elements involved in the production of the television program, such as photography, editing and cutting. The part of the entertainment industry in which the Company specialized is television distribution. Pay and cable services such as HBO and the Discovery Channel, usually license motion pictures for initial exhibition commencing six months after home video release (i.e. approximately 9 to 12 months after the initial theatrical release of a motion picture.) Licensed Made-for-TV movies, specials, documentaries, et cetera, make their first run on cable and, in some cases, these film products can enjoy a foreign theatrical release. Network television (ABC, CBS, NBC, UPN and WBN) usually license pictures and other programming for a limited number of showings. In some cases, a network television channel would negotiate an exclusive license to air a program for a limited period of time. Originally, pay and cable channels licensed feature-length motion pictures from other producers. However, the growth of pay and cable services and the home video markets have created higher demand for film products and this spawned new made-for-television products, specials, and documentaries. Licensing of product for syndication on
local   television   stations  has  thus  become  easier  for  small  television distributors such as the Company. The Company raised $325,000 from private lenders to initiate its plan.

     As the key employee, the following is biographical information provided by Newberger. Arthur Newberger President/C.E.O. and Chairman of the Board of Directors Mr. Newberger is a 35-year veteran of the international and domestic entertainment industry. He became one of America's first independent promoters of live "Rock Music" concerts in his hometown of Chicago at the age of 19. As a senior corporate officer for major agencies such as ICM and Ashley Famous, he was responsible for guiding the careers of many leading artists and groups, including Neil Diamond, Stevie Wonder, Linda Ronstadt and the Ice Capades. As the founder of Newberger Entertainment Group, he consolidated his years of experience and high-level contacts into a very loyal and widespread client base. Under his direction, NEG successfully established itself as one of the world's most respected independent distributors of both film and Hemdale Communications, Inc acquired television product He was appointed President of Hemdale International Television after Newberger Entertainment Group. The Company expected that the total cost of developing and exploiting the Barr Library, inclusive of all fees, commissions and costs of the Investment, would be $500,000. The Company anticipated that if less than $1,000,000 was raised through the Investment that the Company would arrange debt or co-venture financing, pre-release licensing of certain media or territorial distribution rights (to companies such as the Discovery Channel), or deferments from actors

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and others engaged in the development of the Barr Library,  so as to finance the remaining portion of the production and development costs. No assurance was given that the Company would be successful in generating profits as quickly as projected. DTG promised lenders that their loans were 120% secured and would be repaid by solid receivables, escrowed in Marathon bank. The Company's management claimed to have experienced no bad debt in five years, and that any uncollected receivables would be replaced. Plus, lenders were to get 10% interest in addition to an equity kicker plus the option to convert their principal at 50% or less of the planned IPO price. The receivables were never placed in escrow to anyone's knowledge. After a series of failed attempts at financing the Company, disappointing performance on the part of management and differences of opinion between Newberger and Kekich and Mandell, Mandell resigned as Chief Financial Officer on September 1996 after finding numerous financial irregularities with the Books and records of The Company. Mr. Mandell immediately reported all his findings to the Board of Directors, as well as to Jay J. Shapiro (independent Auditor to the Company) and to William Barnett (Council to the Company. On May 14, 1997, DTMG, the Registrant, was informed by its independent auditor, Jay J, Shapiro CPA, a professional corporation ("JJS") of JJS's resignation effective as of that date. The reports of JJS on the financial statements of the Registrant for each of the two fiscal years in the period ended December 31, 1996 as restated did not contain any adverse opinion or disclaimer of opinion and were not qualified. The restated financial statement reflected a modified opinion as to uncertainty, audit scope and/or accounting principles. JJS expressed his concern, in writing on April 30, 1997, to the Registrant regarding its internal control system, and requested that the Registrant "immediately hire a qualified individual to serve as your Chief Financial Officer." JJS also instructed the Registrant to distribute the restated financial statements and its 1996 Form 10-KSB to certain shareholders and debt holders together with a cover letter "explaining the reasons for restatements and the resulting financial impact." In addition, JJS had previously expressed concern to the Registrant over the accuracy of the Registrant's internally generated financial statements and the process surrounding release of these financial statements. JJS's GAAS/GAAP concerns based on subsequently discovered facts, not addressed by the Registrant were, 1) the accounting for acquisition of Communication Services International, Inc. And related Accounts Receivable and 2) JJS suspected possible misrepresentations by Management, specifically, Management couldn't substantiate nor verify to JJS, nor to the Board of Directors, the historical value of Communication Services International, Inc.'s assets, which were exchanged for the Registrant's stock. Registrant did not act on JJS's requests and/or instructions, and therefore, on May 14, 1997, JJS resigned. On November 5, 1997, a new President and Chief Financial Officer was hired, and the Board voted to rescind the acquisition of Miller & Benson International, Ltd./Digital Technologies Group, Inc. by the Registrant. On November 8, 1997, Arthur R. Newberger resigned as a director, President and Chief Executive Officer of the Registrant. The Board of Directors accepted his resignation, and on the same date, appointed David A. Kekich, a current director of the Registrant, as the Registrant's President, Chief Executive Officer and Chief Financial Officer. On May 18, 1998, Newberger returned the 2,160,000 shares of DTMG stock held by Communication Services International, Inc. to the Company. The other DTG management team members returned 160,000 shares held by them. The Company retired the 2,320,000 shares. On the same date, Newberger started sending all DTMG correspondence to Kekich's address in Pennsylvania. At meeting of the Board of Directors of Digital Technologies, Media Group, Inc. was held at the temporary Pennsylvania office of said corporation on the 21st day of October, 1998, present at said meeting was the only director of the corporation was David A. Kekich. Mr. Kekich acted as both the chairman and the secretary of the meeting. The following resolutions were adopted: The Board accepted Mr.

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Kekich's  resignation as President of said corporation and recognizes he retains the positions as Chairman, Vice President and Treasurer. The Board appointed Mr. Ely Mandell as President and Secretary of said corporation. The Board appointed Mr. Ely Mandell as Director of said corporation. On January 27, 1999, Mr. Mandell filed for Chapter 11 on behalf of the Company's creditors in the Court of Los Angeles County.





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  Digital Technologies
Media Corporation
                                               --------------------------
                                                  (Registrant)

Date: August 28, 1999                       by: /s/ Ely Jay Mandell
                                                ----------------------------
                                                Ely Jay Mandell , Acting
                                                President, and Director

































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